Exhibit 10.4

May 16, 2021

Mr. Shawn Guertin
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Dear Shawn,
On behalf of CVS Health, I am pleased to offer you the position of Executive Vice President, Chief Financial Officer at CVS Health reporting to the President and Chief Executive Officer of CVS Health. If you accept this offer, your first day of employment will be May 28, 2021 (“Start Date”). You will be based in Woonsocket with travel as needed. We are excited to have you join the CVS Health team and trust you will attain a high level of professional achievement and satisfaction as you contribute to the growth and success of our business.

This letter highlights the basic components of your employment offer and sets forth the conditions to your acceptance of this offer. It is not intended to be a comprehensive description of all benefits available to you or to provide the details of the plans that govern the administration of compensation or benefits programs as our offerings change periodically. As an employee, you will be able to access information about your benefits at any time through our employee portal. In the meantime, if you have questions about your compensation or benefit offerings, please contact me.

Compensation Components
Upon successful completion of the requirements described below and commencement of your employment, you will be eligible for the following:

•Salary: Your initial annualized base salary will be $1,250,000, payable consistent with the company’s bi-monthly payroll schedule.

•Annual Cash Incentive: You will be eligible to participate in the CVS Health Management Incentive Plan, our annual cash bonus program, beginning with the 2021 plan year. Your target award is 175% of your annual eligible earnings (salary paid during the plan year) (“Target Award”). Actual awards are based on your individual performance and CVS Health’s performance during the performance year. The actual award amount is determined in accordance with the plan. Awards are generally paid in March following the plan year. For the 2021 plan year, your Target Award will be pro-rated based on your Start Date.

•Annual Equity Awards Program: You will be eligible to participate in CVS Health’s Annual Equity Awards program beginning with the target award to be granted in 2021 on the next normally scheduled quarterly grant date following your Start Date. The target value of your annual equity award is $7,000,000. Equity award components, weightings, vesting provisions, holding periods and ownership requirements are determined each year by the Management Planning and Development Committee of the Board of Directors. Individual eligibility and target opportunity levels are reviewed
One CVS Drive • Woonsocket, RI 02895

on an annual basis and actual awards are based both on your performance and that of CVS Health during the performance year. The grant date for the Annual Equity Awards program typically occurs in April. As an officer of CVS Health, you are required to own CVS Health common stock and eligible equivalents with a value equal to four (4) times your base salary within five years of your date of hire and maintain that ownership level throughout your employment. Equity awards are subject to the terms of the applicable plan, currently the 2017 Incentive Compensation Plan (the “2017 ICP”), and the underlying award agreements.

•Sign-On Cash Bonus: You will receive a $1,000,000 sign-on cash bonus to be paid within the first 60 days of employment, less applicable withholdings and deductions. If you voluntarily terminate your employment, or if your employment is terminated by CVS Health for Cause, prior to the two-year anniversary of your Start Date, you must repay the sign-on bonus promptly upon termination of your employment. For purposes of this offer letter, “Cause” shall mean that you have (a) materially violated the terms of the enclosed Restrictive Covenant Agreement; (b) willfully violated the CVS Health Code of Conduct or any of CVS Health’s other reasonable policies; (c) engaged in dishonest or fraudulent conduct; or (d) willfully engaged in conduct that is materially detrimental to CVS Health’s reputation. If your employment is terminated by CVS Health without Cause, you will not be required to repay the sign-on bonus.

•Sign-On RSU Award: On the quarterly grant date following your first day of employment, you will receive a restricted stock unit award with a grant date value of $3,000,000 (“Sign-On RSU Award”). The Sign-On RSU Award will vest in full on the third anniversary of the grant date, subject to the terms of the 2017 ICP and the underlying award agreement. The Sign-On RSU Award will provide for full vesting, with settlement on the original vesting date, in the event your employment is involuntarily terminated by CVS Health other than for Cause. If you voluntarily terminate your employment, or if your employment is terminated by CVS Health for Cause, prior to the vesting date of the Sign-On RSU Award, the Sign-On RSU Award will be forfeited upon termination of your employment.

•Benefits: CVS Health offers a wide range of benefits to our employees, including medical and dental, a 401(k) plan, employee stock purchase plan, and many other benefits as set forth in the benefits summary provided to you. You are also eligible to participate in the CVS Health Severance Plan for Non-Store Employees. These benefits will also include all benefits and perquisites provided to other executive vice president officers from time to time, including home security. Please note that certain benefits require minimum tenure before you are eligible to participate and that our benefit offerings are subject to change.

•Change in Control Agreement: You will be entitled to enter into the customary CVS Health Corporation Change in Control Agreement applicable to other executive vice president officers, effective as of your Start Date.

•Deferred Compensation Program: Beginning in 2021, you will be eligible to enroll in the CVS Health Deferred Compensation Plan (for the 2022 plan year), which allows you to defer certain forms of compensation on a pre-tax basis, in accordance with its terms.

•Paid Time Off: You will be eligible to accrue up to 29 days of paid time off per calendar year, pro- rated for any partial years of employment, in accordance with our paid time off policy as well as applicable corporate holidays.

Conditions of Offer
We will ask you to undergo our traditional pre-hire requirements, including a drug-screening test as well as a criminal background check. Additional instructions for what you need to do to schedule a drug testing appointment, which must be completed within 48 hours of receiving your offer package, will be sent to you separately.

In addition, as a condition of this offer and your employment, you are required to sign the enclosed Restrictive Covenant Agreement prior to beginning your employment. You will also be required to complete a Director and Officer Questionnaire so that we can evaluate any potential conflicts or other disclosable transactions.

It is important that you understand that CVS Health does not want you to violate any agreements that you may have with other entities by accepting employment with CVS Health. Further, we also want to ensure that you understand CVS Health does not want you to use confidential or proprietary information from other employers in your employment with CVS Health and in fact prohibits such conduct.

By accepting the terms of this offer letter, you are confirming that your employment with CVS Health in the position offered to you will not violate the terms of any agreement you may have with any other entity and that you will not provide CVS Health with any trade secrets or any other confidential information from any prior employer. If you have not done so already, you must provide us with a copy of any non- competition, non-solicitation, and/or non-disclosure agreements that may still apply to you.

While we anticipate that you will have a long, successful and rewarding career with CVS Health, this offer is for “at will” employment, and either you or CVS Health may terminate the employment relationship at any time and for any reason.

Please indicate your acceptance of this offer by countersigning this letter and returning it and the signed Restrictive Covenant Agreement to me, along with the requested new hire paperwork in this package. Please remember to make copies for yourself. We look forward to working with you. If you have any questions regarding your offer, feel free to contact me.

Sincerely,

/s/ Laurie P. Havanec

Laurie Havanec
Executive Vice President, Chief People Officer
Attachments
Restrictive Covenant Agreement
Change in Control Agreement

Accepted and agreed to on the 16th day of May, 2021.

/s/ Shawn M. Guertin
Signature